OTR EXPRESS, INC.

                        804 N. Meadowbrook Drive
                          Olathe, Kansas 66062

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON MAY 4, 2000

TO ALL STOCKHOLDERS:

      You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of OTR Express, Inc. (the "Company") to be held on Thursday, May 4, 2000, at 3:00 p.m., Kansas City time, at the Overland Park Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas, for the following purposes:

     (1) To elect two Class B directors to serve until the 2003 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

     (2) To ratify the selection by the Board of Directors of the firm of Arthur Andersen LLP as the independent auditors for the Company for 2000;

     (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Holders of record of the Company's Common Stock, $.01 par value, as of the close of business on March 15, 2000, will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be kept at the Company's offices at 804 N. Meadowbrook Drive, Olathe, Kansas 66062 for a period of ten days prior to the Annual Meeting and will be available at the Annual Meeting.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     William P. Ward, Chairman of the Board
Dated: March 30, 2000

     IMPORTANT----YOUR PROXY AND A RETURN ENVELOPE ARE ENCLOSED

     You are urged to sign, date and mail your proxy even though you may plan to attend the Annual Meeting. No postage is required if your proxy is mailed in the United States in the enclosed return envelope. If you attend the Annual Meeting, you may vote by proxy or you may withdraw your proxy and vote in person. By returning your proxy promptly, a quorum will be assured at the Annual Meeting, which will prevent costly follow-up and delays.

                           OTR EXPRESS, INC.

                       804 N. Meadowbrook Drive
                         Olathe, Kansas 66062



                    ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD MAY 4, 2000

                           PROXY STATEMENT

     The proposals in the accompanying form of proxy (the "Proxy") are solicited by the Board of Directors of OTR Express, Inc. (the "Company") for use at its Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 4, 2000, at 3:00 p.m., Kansas City time, at the Overland Park Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas, and any adjournment or postponement thereof. This Proxy Statement, the Proxy and the Company's Annual Report for the year ended December 31, 1999 (the "Annual Report") are being mailed or given to stockholders on or about March 30, 2000.

     Proxies. Shares represented by a duly executed proxy received prior to the Annual Meeting will be voted at the Annual Meeting. If a stockholder specifies a choice on a duly executed proxy with respect to any matter to be acted upon, the shares will be voted in accordance with the choices specified in the proxy with respect to the proposals described in this Proxy Statement. If a duly executed proxy is returned but no voting choice is specified, the shares represented by the proxy will be voted in favor of the proposals set forth in this Proxy Statement. None of the proposals are related to or conditioned on the approval of any other proposal. Any person delivering a duly executed proxy has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company either (i) a written notice of revocation or (ii) a properly executed later-dated proxy with different voting instructions, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, constitute the revocation of a proxy.

     Other Matters. Management of the Company does not intend to present any matter at the Annual Meeting except as indicated herein, and presently knows of no other matter to be presented at the Annual Meeting. Should any other matters properly come before the Annual Meeting, the persons named in the Proxy will vote the Proxy in accordance with their judgment of the best interests of the Company on such matters.

     Solicitation and Expense. The Company will bear all the costs of solicitation of proxies and preparing, assembling, printing and mailing the Proxy Statement, the proxy and additional materials which may be furnished to stockholders. In addition to the use of the mails, proxies may be solicited by personal contact, telephone, facsimile or telegraph by regular employees of the Company, and the Company will reimburse brokers, custodians, fiduciaries or other persons for their reasonable expenses in sending proxy solicitation material to beneficial owners of shares.

     Voting. Only stockholders of record of the Company's common stock, $.01 par value (the "Common Stock"), at the close of business on March 15, 2000 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 1,782,022 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote per share on each matter to properly come before the Annual Meeting, except for the election of directors, in which case each stockholder shall have the right to cumulatively vote such stockholder's shares. Cumulative voting entitles each stockholder to cast as many votes in the aggregate as shall equal the number of shares held by such stockholder multiplied by the number of directors to be elected. The stockholder may cast the whole number of such votes for one nominee or distribute the votes among two or more nominees. If a duly executed proxy is returned but no voting requirement is specified, the shares represented by the Proxy may be cumulated and will be voted FOR management's nominees for Class B directors in the Proxy's discretion.

     The Bylaws of the Company require that a majority of the votes of the shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Provided a quorum is present, the affirmative vote of (a) a plurality of the votes cast by the holders of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of directors and (b) a majority of the votes cast by the holders of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval and ratification of the Board of Directors' selection of independent auditors. Stockholders do not have any dissenters' rights of appraisal in connection with any of the matters to be voted upon. Votes that are cast against the proposals are counted both for purposes of determining the presence or absence of a quorum for the transaction of business and for purposes of determining the total number of votes cast on a given proposal. Abstentions are counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast on a given proposal, and therefore will have the same effect as a vote against a given proposal. Shares held by a broker in "street name" and for which the beneficial owner of such shares has not executed and returned to such broker a proxy card indicating voting instructions may be voted on a discretionary basis by such broker with respect to the election of directors and ratification of the appointment of the independent auditors.

     The Company. The Company's principal executive office is located at 804 N. Meadowbrook Drive, Olathe, Kansas 66062.



       (The remainder of this page has been left blank intentionally.

                STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's voting securities (the "Common Stock") as of March 15, 2000 by each person and group known to the Company to be the beneficial owner of more than 5% of its
Common Stock.
     Name and Address of      Amount and Nature of
      Beneficial Owner       Beneficial Ownership(1)      Percent of Class(1)
  William P. Ward
     804 N. Meadowbrook Dr.
     Olathe, KS 66062              265,012(2)                    14.68%
  Janice K. Ward
     804 N. Meadowbrook Dr.
     Olathe, KS 66062              265,012(2)                    14.68%
  Estate of Robert B. Westphal
     109 N. 6th Street
     Fort Smith, AR 72901          247,600(3)                    13.89%
  Dr. Ralph E. MacNaughton
     #17 Wycklow
     Overland Park, KS 66207       130,237(4)                     7.29%
  Dimensional Fund Advisors Inc.
     1299 Ocean Avenue
     Santa Monica, CA 90401         89,600(5)                     5.03%

(FN1) Calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Nature of beneficial ownership of shares of Common Stock is direct unless indicated otherwise by footnote. Beneficial ownership as shown in the table arises from sole voting power and sole investment power unless otherwise indicated by footnote.
(FN2) Includes 64,768 shares owned of record by Associated Commercial Analysts Corporation ("ACA"), which is 100% owned by Mr. and Mrs. Ward. Also includes 109,352 shares held jointly by Mr. and Mrs. Ward; 4,700 shares held directly by each of Mr. Ward and Mrs. Ward; 6,320 shares held by a family trust for which Mr. Ward is sole trustee with voting and dispositive power; and 14,514 and 8,705 shares purchasable pursuant to options which are currently exercisable by Mr. Ward and Mrs. Ward, respectively. In addition, includes 51,953 shares owned by the ESOP of which Mr. Ward is the sole trustee, with sole voting and dispositive power. Of the shares owned by the ESOP, 5,251 and 1,960 shares have been allocated to the ESOP accounts of Mr. Ward and Mrs. Ward, respectively.
(FN3)   As reflected on the Schedule 13D dated March 10, 2000.
(FN4) Includes 116,237 shares held in a family limited partnership of which Dr. MacNaughton is trustee. Also includes 4,000 shares purchasable pursuant to options that are currently exercisable by Dr. MacNaughton.
(FN5)   As reflected on Dimensional Fund Advisors Inc.'s ("Dimensional")
        Schedule 13G dated February 4, 2000. Dimensional disclaims beneficial ownership of all such shares.


     The following table sets forth, with respect to the Company's voting securities (Common Stock) as of March 15, 2000, (i) shares beneficially owned by all directors (current and nominee) and named executive officers of the
Company, and (ii) total shares beneficially owned by all executive officers and directors as a group.
                           Amount and Nature of Beneficial
Name of Beneficial Owner           Ownership(1)            Percent of Class(1)
William P. Ward                    265,012(2)                    14.68%
Janice K. Ward                     265,012(2)                    14.68%
Dr. Ralph E. MacNaughton           130,237(3)                     7.29%
Dr. James P. Anthony                73,615(4)                     4.12%
Dean W. Graves                      54,413(5)                     3.05%
Steven W. Ruben                     48,985(6)                     2.70%
Jeffrey T. Brown                    22,000(7)                     1.23%
Terry G. Christenberry              12,000(8)                       *
Charles M. Foudree                   6,000(9)                       *
All executive officers and
 directors as a group
 (11 persons)                      657,566(10)                   34.41%

   *   Less than one percent (1%).

(FN1)   See footnote (1) to the table on the preceding page.
(FN2)   See footnote (2) to the table on the preceding page.
(FN3)   See footnote (4) to the table on the preceding page.
(FN4) Includes 2,700 and 24,400 shares held by Dr. Anthony's pension trust and profit sharing trust, respectively, 26,220 shares owned by his spouse and 5,580 shares held for the benefit of his minor children. Also includes 4,000 shares purchasable pursuant to options which are currently exercisable by Dr. Anthony.
(FN5) Includes 13,100 shares owned by Mr. Graves' spouse for which Mr. Graves disclaims beneficial ownership, 500 shares owned jointly with his spouse, and 19,650, 13,383 and 1,000 shares held by his HR-10 retirement plan, profit sharing trust and individual retirement account, respectively. Also includes 4,000 shares purchasable pursuant to options which are currently exercisable by Mr. Graves.
(FN6) Includes 3,000 shares held in Mr. Ruben's individual retirement account. Also includes 29,508 shares purchasable pursuant to options which are currently exercisable by Mr. Ruben.
(FN7) Includes 11,000 shares purchasable pursuant to options which are currently exercisable by Mr. Brown.
(FN8) Includes 2,000 shares held in Mr. Christenberry's individual retirement account and 2,000 shares held by Mr. Christenberry's spouse in her individual retirement account, for which Mr. Christenberry disclaims beneficial ownership. Also includes 4,000 shares purchasable pursuant to options which are currently exercisable by Mr. Christenberry.
(FN9) Includes 1,000 shares held by Mr. Foudree's trust and 1,000 shares held in the individual retirement account of his spouse. Also includes 4,000 shares purchasable pursuant to options which are currently exercisable by Mr. Foudree.
(FN10) Includes 128,786 shares purchasable pursuant to options which are currently exercisable and 51,953 shares owned by the ESOP of which Mr. Ward is the sole trustee, with sole voting and dispositive power. Of the shares owned by the ESOP, a total of 9,531 of the ESOP shares have been allocated to the accounts of the Company's executive officers.

                                PROPOSAL ONE:
                       ELECTION OF CLASS B DIRECTORS

     The number of directors constituting the Board of Directors has been fixed at seven. The Articles of Incorporation of the Company divide the Board of Directors into three classes of directors, as nearly equal in number as possible, who serve staggered terms. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting of Stockholders for a full three-year term.

     Nominees. The following table contains certain information concerning each of the individuals nominated by the Board of Directors for election as a Class B Director at the 2000 Annual Meeting. Each is presently a director whose term expires in 2000. Each Class B Director to be elected at the 2000 Annual Meeting will serve until the Annual Meeting of Stockholders in 2003 or until his successor is elected and qualified. Shares represented by a signed, dated and returned Proxy may be cumulated, in the Company's discretion, and will be voted, unless otherwise indicated, for the election of the two nominees for Class B Director named below. In the unanticipated event that any nominee should become unavailable, the Board of Directors, in its discretion, may designate a substitute nominee, in which event such shares will be cumulated, in the Company's discretion, and will be voted FOR such substitute nominee. Management recommends a vote for the election of the two nominees for Class B Director named below.

   Name of Nominee            Director          Principal Occupation for Last
    for Director       Age     Since          Five Years and Directorships Held

Dr. Ralph E.
 MacNaughton (2)(3)(6)  71     1988           Dr. MacNaughton has been retired
                                              since June 1994.  He had been a
                                              radiologist in the Carondelet
                                              Radiology Group at St. Joseph's
                                              Hospital in Kansas City,
                                              Missouri, for more than the prior
                                              five years.

William P. Ward
 (1)(2)(4)(5)           61      1985          Mr. Ward founded the Company and
                                              has been Chairman of the Board
                                              since its incorporation in 1985.
                                              From 1985 to February 1998,
                                              Mr. Ward was President and Chief
                                              Executive Officer of the Company.
                                              In October 1999, Mr. Ward resumed
                                              the position of President and
                                              Chief Executive Officer of the
                                              Company.  Since 1974, Mr. Ward
                                              has been Chairman and an officer
                                              of Associated Commercial Analysts
                                              Corporation ("ACA"), an affiliate
                                              of the Company that has acted as
                                              a general partner for numerous
                                              real estate limited partnerships.
                                              ACA is presently managing six
                                              such partnerships.  ACA also
                                              performs bookkeeping and tax
                                              preparation services for a
                                              variety of customers with a
                                              current emphasis in serving owner
                                              operators.  Mr. Ward is the
                                              husband of Janice K. Ward and the
                                              brother-in-law of Dean W. Graves.


(1)   Member of the Strategy Committee.
(2)   Member of the Risk Management Committee.
(3)   Member of the Compensation Committee.
(4)   Member of the Investor and Public Relations Committee.
(5)   Member of the Governance Committee.
(6)   Member of the Audit Committee.

                            The Board of Directors

     Continuing Directors.  The following table contains certain information concerning the Board members whose terms do not expire in 2000 and continue after the Annual Meeting:
                                      Current
                             Director  Term     Principal Occupation for Last
Name                   Age    Since   Expires  Five Years and Directorship Held

Dr. James P. Anthony   51      1989     2001     Dr. Anthony has been a
(5)(6)                                           radiologist in the Carondelet
                                                 Radiology Group at St.
                                                 Joseph's Hospital in Kansas
                                                 City, Missouri, for more than
                                                 the prior five years.

Charles M. Foudree     54      1994     2001     Mr. Foudree was Executive
(1)(3)(4)(5)                                     Vice President-Finance and a
                                                 director of Harmon Industries,
                                                 Inc., a manufacturer of signal
                                                 and control systems for
                                                 railroads and mass transit
                                                 systems worldwide, located in
                                                 Blue Springs, Missouri, and
                                                 served with Harmon in a
                                                 variety of executive positions
                                                 from 1972 until he retired in
                                                 June 1999.

Janice K. Ward         60      1985     2001     Mrs. Ward has been a Vice
(2)                                              President and a director of
                                                 the Company since its
                                                 incorporation in 1985. Mrs.
                                                 Ward was secretary of the
                                                 Company from 1985 until
                                                 February 1998.  Mrs. Ward has
                                                 been an officer and director
                                                 of ACA, an affiliate of the
                                                 Company, since 1984.  Mrs.
                                                 Ward is the wife of William
                                                 P. Ward and the sister-in-law
                                                 of Mr. Graves.

Terry G.
 Christenberry         53      1992      2002    Mr. Christenberry has been
 (1)(6)                                          the President and a director
                                                 of Christenberry Collet &
                                                 Company Inc., an investment
                                                 banking firm located in Kansas
                                                 City, Missouri, since its
                                                 incorporation in June 1994.
                                                 From 1987 to June 1994, Mr.
                                                 Christenberry was Executive
                                                 Vice President and a director
                                                 of H.B. Oppenheimer & Company
                                                 Inc., an investment banking
                                                 firm located in Kansas City,
                                                 Missouri.  Mr. Christenberry
                                                 is a director of Smithway
                                                 Motor Xpress Corporation.


Dean W. Graves         65     1991     2002      Mr. Graves has been the sole
(4)(5)                                           owner of Dean Graves, FAIA
                                                 Architectural Firm, located
                                                 in Kansas City, Missouri,
                                                 for more than the prior five
                                                 years.  Mr. Graves is the
                                                 brother-in-law of Mr. and Mrs.
                                                 Ward.



(1)   Member of the Strategy Committee.
(2)   Member of the Risk Management Committee.
(3)   Member of the Compensation Committee.
(4)   Member of the Investor and Public Relations Committee.
(5)   Member of the Governance Committee.
(6)   Member of the Audit Committee.

     Meetings of Board of Directors and Committees. The business and affairs of the Company are managed by its Board of Directors. The Board has established a Governance Committee, an Audit Committee, a Compensation Committee, an Investor and Public Relations ("IR/PR") Committee, a Strategy Committee and a Risk Management Committee. The entire Board of Directors acts as the nominating committee exclusively responsible for selecting candidates for election as directors. The Governance Committee's primary responsibility is to provide the organization framework and guidance for the affairs of the Board of Directors. The Audit Committee's responsibilities include making recommendations to the Board of Directors of the firm to be engaged to audit the Company and reviewing with the independent auditors the plan for, and results of, the auditing engagement and the Company's internal accounting controls. The Compensation Committee is responsible for reviewing and approving the salaries and classifications of the Company's executive officers and other significant employees and the Company's personnel policies and administering the Company's stock option plans. The IR/PR Committee's responsibilities include creating oversight policies for investor and public relations objectives. The Strategy Committee primary responsibility is to review and participate in the development of strategic plans with management. The Risk Management Committee is responsible for reporting to the board on the Company's compliance with overall risk management policy guidelines. The Board of Directors of the Company held nine meetings last year. During 1999, the Audit Committee held two meetings and the Compensation Committee held four meetings. Except for organizational meetings, the Governance Committee, IR/PR Committee, Risk Management Committee, and Strategy Committee did not formally meet during 1999. During 1999, except as noted below, each director attended at least 75% of the directors' meetings (and at least 75% of the meetings of committees on which he or she served) during the period for which he or she was a director (and during the period for which he or she served as a committee member). Mr. James P. Anthony attended 67% of the board meetings held during 1999.

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee consists entirely of non-employee Directors of the Company. Mr. Ward, who was an employee of the Company and prior to 1999 was an executive officer of the Company, served on the Compensation Committee in 1999 until he resumed the role of President and Chief Executive Officer in October 1999. Mr. Ward still attends Compensation Committee meetings as an ex officio, nonvoting participant. There are no Compensation Committee interlocks with other companies.

     Compensation of Directors. Non-employee directors are each paid annual fees of $2,400 for serving on the Company's Board of Directors, plus $200 for each meeting of the Board (and $100 for each meeting of a committee of the Board) they attend. Mr. Christenberry's director's fees were paid to his employer, Christenberry Collet & Company Inc. ("Christenberry Collet"). A total of $16,900 was earned by non-employee directors for service on the Board during 1999. Employee-directors do not receive annual fees or fees for attendance at meetings. In addition to the foregoing fees, commencing in 1996 and annually thereafter each non-employee director who has served as a director for more than one year is granted a stock option for 1,000 shares of Common Stock pursuant to the 1996 Directors' Stock Option Plan.

                            Executive Officers

     Information About Other Executive Officers. In addition to those executive officers listed in the foregoing table of Board nominees and continuing Directors, the Company's other executive officers as of December 31, 1999 are listed below. Each executive officer is appointed by the Board of Directors annually and will serve until re-appointed or until his or her successor is appointed and qualified. The following information relating to the Company's executive officers is with respect to their ages, principal occupations and positions during the past five years and other biographical information.


Name                      Age         Principal Occupation for Last Five Years

Steven W. Ruben           38           Mr. Ruben has been Vice President -
                                       Finance and Chief Financial Officer of
                                       the Company since November 1995.  From
                                       October 1987 to November 1995, Mr. Ruben was an Audit Manager for Mayer Hoffman
                                       McCann, Certified Public Accountants,
                                       in Kansas City, Missouri.

Jeffrey T. Brown          40           Mr. Brown has been Vice-President-
                                       Operations of the Company since October
                                       1997.  From April 1997 through October
                                       1997, Mr. Brown was a General Manager of
                                       G&K Services, Inc.  From January 1992
                                       through March 1997, Mr. Brown was a
                                       Regional Sales Manager/ District
                                       Manager of Roadway Express, Inc.

Glen P. Rittgers          47           Mr. Rittgers has been Vice President-
                                       Sales and Marketing of the Company since
                                       August 1999.  From May 1996 through
                                       August 1999, Mr. Rittgers was Director,
                                       Corporate Accounts for Viking Freight,
                                       Inc. ("Viking").  From February 1995
                                       through March 1996, Mr. Rittgers was
                                       Director, Western Region Sales for
                                       Viking.  From June 1994 through
                                       February 1995, he was a District Sales
                                       Manager for Viking.

Christine D.
 Schowengerdt             46           Ms. Schowengerdt has been the Company's
                                       Treasurer since its incorporation in
                                       1985.



      (The remainder of this page has been left blank intentionally.)

     Executive Compensation. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (determined as of the end of the last year) for the years ended December 31, 1999, 1998 and 1997. Mr. Ward served as President and Chief Executive Officer until February 1, 1998, Mr. Klusman served as President and Chief Executive Officer from February 1, 1998 until October 18, 1999, and Mr. Ward resumed the role of President and Chief Executive Officer after such time. There were no option grants to executive officers who are listed in the following table during 1999.

                      Summary Compensation Table
                                            Long Term Compensation
                  Annual Compensation           Awards   Payouts

                                Other   Restricted Securities           All
Name and                        Annual  Stock      Underlying  LTIP     Other
Principal   Year  Salary  Bonus Compen- Award(s)   Options/    Payouts  Compen-
Position           ($)     ($)  sation    ($)      SARs          ($)    sation
                                 ($)                (#)                  ($)

William P. 1999   79,658  0     0       0            0         0            0
Ward       1998  121,557  0     0       0            0         0            0
Chairman   1997  183,365  0     0       0          3,383       0            0
and CEO

Gary J.    1999  220,648  0     0       0            0         0        200,000
Klusman,         (1)(2)                                                    (3)
President  1998  155,802  0     0       0         40,000       0            0
and CEO    1997  147,070  0     0       0          3,383       0            0

Steven W.  1999  149,601  0     0       0            0         0            0
Ruben,             (2)
Vice       1998  107,240  0     0       0         20,000       0            0
President- 1997   78,105  0     0       0          2,029       0            0
Finance and
Chief
Financial
Officer

Jeffrey T. 1999  101,760  0     0       0            0         0            0
Brown,             (2)
Vice       1998   80,160  0     0       0         10,000       0            0
President, 1997   15,006  0     0       0          1,000       0            0
Operations         (4)

(F1) Mr. Klusman's employment with the Company terminated on October 18, 1999. This total includes severance pay of $13,110.

(F2) Includes the scheduled annual principal payments in connection with the Stock Purchase Assistance Agreements. The payments for Mr. Klusman, Mr. Ruben and Mr. Brown were $40,000, $20,000 and $10,000, respectively. For more information, see "Stock Purchase Assistance Agreements" below.

(F3) This represents the payoff of the principal balance of Mr. Klusman's stock loan in connection with his stock purchase assistance agreement. For a description of this transaction, see "Stock Purchase Assistance Agreements" below.

(F4) Mr. Brown joined the Company in October 1997. Accordingly, the 1997 information for Mr. Brown is for the period from October 1997 through December 1997.

     Aggregated Option Exercises in Last Fiscal Year And Option Values at
                             December 31, 1999
                                           Number of          (A)
                                           Securities       Value of
                                           Underlying       Unexercised
                                           Unexercised      In-the-Money
                   Shares                    Options          Options
                  Acquired                 at Year End      at Year End
                     on        Value           (#)              ($)
                  Exercise    Realized     Exercisable/     Excercisable/
Name                 (#)        ($)        Unexercisable    Unexercisable


William P. Ward      -0-        -0-        14,514/-0-       -0-/-0-

Gary J. Klusman      -0-        -0-        48,281/6,233     -0-/-0-

Steven W. Ruben      -0-        -0-        29,508/-0-       -0-/-0-

Jeffrey T. Brown     -0-        -0-        11,000/-0-       -0-/-0-

(FA) Market value of underlying securities at year-end minus the exercise or base price of "in-the-money" options.

      Stock Purchase Assistance Agreements. In 1998, the Company entered into certain agreements designed to help facilitate increased investments in the Company's Common Stock by certain key executive officers. The Company had such Stock Purchase Assistance Agreements ("Assistance Agreements") with each of Messrs. Klusman, Ruben and Brown. The Company has agreed to guarantee payment of personal loans in the amount of $240,000, $120,000 and $60,000 (the "Stock Loans") obtained from HSBC Business Loans, Inc. ("HSBC") by Mr. Klusman, Mr. Ruben and Mr. Brown, respectively, for their purchase in 1998 of 32,920 shares, 16,460 shares and 10,000 shares of Common Stock, respectively, to the extent that the pledge value of the stock purchase (equal to one-half of its market value) is less than the outstanding principal balance of such loans (the "Guaranty Agreements"). Pursuant to the Assistance Agreements, the Company agreed to pay to such officers during the six year term of each officer's respective Stock Loan the amount of principal owed from time to time under their respective Stock Loan (i) for such periods as such officer remains employed by the Company in an officer position or (ii) if such officer's employment is terminated without cause by the Company (or by a successor entity after a change of control). Such officers remain the primary obligor under their respective Stock Loans, however, and to the extent the Company is required to pay amounts to HSBC under Guaranty Agreements, such officers agreed to reimburse the Company and failure by either such officer to make such reimbursement entitles the Company to terminate officer's employment for cause (thereby eliminating the Company's obligations to make further payments under such officer's Assistance Agreement). During 1999, Mr. Klusman was terminated without cause and the Company paid off the remaining balance of $200,000 on his Stock Loan. Mr. Klusman retained ownership of his 32,920 shares of Common Stock after the Company paid the loan principal balance in full. Additionally, Mr. Klusman's 54,514 stock options expired unexercised in January 2000.

         Compensation Committee Report On Executive Compensation

     On an annual basis, the Compensation Committee reviews the salaries and performance adjustments of the executive officers, is responsible for administration of the OTR Express, Inc. 1991 Stock Option Plan ("1991 Option Plan") and the Amended and Restated 1996 Stock Option Plan ("1996 Option Plan"), and oversees the administration of the Company's compensation program.

     In accordance with Securities and Exchange Commission rules designed to enhance disclosure of companies' policies toward executive compensation, the following report is submitted by the below listed committee members in their capacity as the Board's Compensation Committee. The report addresses the Company's compensation policy as it related to the executive officers for 1999.

     General Compensation Policy.  The Compensation Committee of the
Board of Directors was, and continues to be, guided by a belief that executive compensation should reflect the Company's performance consisting of the Company's revenue, operating ratio (operating expenses divided by operating revenue), operating income, earnings per share, return on equity and return on assets while at the same time considering surrounding competitive pressures, retention of key executive officers and individual performance as evidenced by informal evaluations. The Compensation Committee has not yet adopted a policy with respect to the $1,000,000 limitation on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     1999 Compensation. To accomplish the Company's compensation policy, the executive compensation package integrates (i) annual base salary, (ii) current year performance adjustments to such salary, and (iii) stock option grants under the 1996 Option Plan. The overall compensation policy, as implemented, endeavors to enhance the profitability of the Company (and, thus, stockholder value) by tying the financial interests of management with those of the Company.

     Base Salary. The Compensation Committee initially determines the amount of executive officer base salary based on factors such as prior level of pay, quality of experience, responsibilities of position and salary levels of similarly positioned executives in other companies. Once base salary has been determined, the Compensation Committee divides the executive officers into two groups: Operating Officers and Administrative Officers. The Operating Officers consist of Mr. Ward (Chief Executive Officer), Mr. Klusman (Former Chief Executive Officer), Mr. Ruben (Chief Financial Officer), Mr. Brown (Vice President-Operations) and Mr. Rittgers (Vice President-Sales and Marketing). The administrative officers consist of Mrs. Ward (Vice President) and Ms. Schowengerdt (Treasurer and Secretary).

     For Operating Officers, the Compensation Committee has adopted a policy that base salaries will be annually adjusted based on factors such as prior level of pay, quality of experience, responsibilities of position, salary levels of similarly positioned executives in other companies and the general changes in the cost of living standards as published by the Department of Labor.

     For Administrative Officers, raises are determined subjectively by the CEO and approved by the Compensation Committee. Such raises are based upon informal evaluations by the CEO and, to a lesser extent, other executive officers.

     Performance Adjustments. For the Operating Officers, the Company has in place a Performance Adjustment Plan which couples the executive's cash compensation with specific target improvements in the Company's revenues, operating ratio, operating income, earnings per share, return on equity and return on assets (the "Performance Factors"). The performance factors are weighted as follows: revenues (25%), operating ratio (10%), operating income (10%), earnings per share (25%), return on equity (10%) and return on assets (20%). For 1999, the Compensation Committee set the target level of improvement in Performance Factors with at least a 16% improvement target in five of the six factors.

     Under the Performance Adjustment Plan, each Operating Officer will receive 20% of his annual base salary ("Target Adjustment") if the target level of improvement in Performance Factors is reached. Achievement of less than the target level of improvement in Performance Factors will result in a 1% decrease in the Target Adjustment for each 1% deviation in such target level. For example, if the Target Adjustment is $20,000 and the Company reaches 50% of its target level of improvement in Performance Factors, then the amount of actual performance adjustment would be $10,000.

     In 1999, the Company reached 10% of its target level of improvement in Performance Factors. Accordingly, the Operating Officers received an actual performance adjustment of 10% of their Target Adjustments.

     Administrative Officers do not participate in the Performance Adjustment Plan and, thus, do not receive a performance adjustment.

     Stock Option Awards. The Compensation Committee may also award stock options to executive officers under the 1996 Option Plan. In general, the Committee believes that stock options are an effective incentive for executives to create value for stockholders since the value of an option bears a direct relationship to appreciation in the Company's stock price.
Obviously, when stockholder value decreases, the stock options granted to executives either decrease in value or have no value. There were no stock option grants to named executive officers in 1999.

     In August 1999, the Committee authorized the granting of options to an executive officer to acquire 10,000 shares of Common Stock under the 1996 Option Plan. No options authorized under the 1996 Option Plan were granted to employees other than executive officers in 1999.

     CEO Compensation. Gary J. Klusman, CEO of the Company until October 1999, at which time his employment was terminated, is subject to the same general compensation package as the other Operating Officers as set forth above. When Mr. Ward resumed the CEO position in October 1999, the compensation committee authorized that he be paid the same base salary as Mr. Klusman in 1999. However, Mr. Ward did not participate in the Performance Adjustment Plan during 1999.

     The Compensation Committee decided to increase Mr. Klusman's annual base salary by 10.0% effective January 1, 1999 based on factors including quality of experience, responsibilities of position, and salary levels of similarly positioned executives in other Companies.

     Mr. Klusman also received $2,600 in performance adjustment to his base annual salary under the Performance Adjustment Plan pro rata for the period of time he was employed by the Company in 1999. As noted above, such performance adjustment was 10% of his Targeted Adjustment of $26,000 for the approximately ten months he was employed by the Company in 1999.

     Summary. The Compensation Committee believes that the executive officers of the Company are dedicated to achieving significant improvements in long-term financial performance and that the compensation policies and programs contribute to achieving this senior management focus. The Compensation Committee believes that the compensation levels during 1999 adequately reflect the Company's compensation goals and policies.

     The Compensation Committee report is submitted by:

                             Dr. Ralph E. MacNaughton
                             Charles M. Foudree




     (The remainder of this page has been left blank intentionally.)

                             Company Performance

     The following graph shows a comparison of cumulative total returns for the Company, the American Stock Exchange ("AMEX") Market Index, and an industry index based the applicable Standard Industrial Classification code
("SIC Industry Index").

                    Comparison of Cumulative Total Return
         (OTR Express, Inc., AMEX Market Index and SIC Industry Index)



                                                     SIC Industry
Measurement Period   OTRX    AMEX Market Index    Trucking, except local
12/31/94             100.00  100.00               100.00
12/31/95              47.37  128.90                84.78
12/31/96              36.84  136.01                80.08
12/31/97              61.84  163.66               115.71
12/31/98              52.63  161.44               111.33
12/31/99              16.45  201.27               107.57








     The above graph compares the performance of the Company with that of the AMEX Market Index and the SIC Industry Index, with the investment weighted on market capitalization. The total cumulative return on investment (change in stock price plus reinvested dividends) for the Company, the AMEX Market Index and the SIC Industry Index is based on the stock prices as of December 31, 1994, assuming a $100 investment.

     The SIC Industry Index is comprised of all those companies with a four digit SIC code of 4213 (Trucking, except local).

                              PROPOSAL TWO:
                    APPROVAL OF INDEPENDENT AUDITORS

     For 1999, Arthur Andersen LLP served as the independent auditors for the Company and audited the financial statements of the Company including reports to the stockholders and others. The Board of Directors has selected and appointed Arthur Andersen LLP as the independent auditors for the Company for the year ending December 31, 2000. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement and is expected to be available to respond to appropriate questions from stockholders. The affirmative vote of the holders of a majority of the shares present or represented by Proxy at the Annual Meeting is necessary for the approval of the selection of independent auditors. The Board of Directors recommends that the stockholders vote for the following resolution which will be presented at the Annual Meeting:

     "RESOLVED, that the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 2000 be, and hereby is, ratified."

                             MISCELLANEOUS

     Certain Relationships and Other Transactions.  Mr. Terry
Christenberry, a director of the Company, is the president and a director of Christenberry Collet, a company which provided financial advisory services to the Company in 1999 for which the Company paid less than $10,000. The Company expects that Christenberry Collet will provide financial advisory services in 2000.

     Mr. William P. Ward, Chairman and CEO of the Company, is also president and a director of ACA, which provides bookkeeping services to owner operators hired by the Company. ACA did not provide services to the Company in 1999. However, the Company expects that ACA will provide services to the Company in 2000.

     Section 16 Reporting.  Based solely upon a review of Forms 3, 4 and
5 and amendments thereto furnished to the Company with respect to the Company's last fiscal year, the Company is not aware of any reports required to be filed with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934, as amended, that were filed late or not filed by the Company's officers or directors with respect to such year. The Estate of Robert Westphal is the only beneficial owner of more than 10% of the Company's Common Stock that is not also an officer or director.

     Stockholder Proposals. In the event any stockholder intends to present a proposal at the next annual meeting of Stockholders to be held in 2001, such proposal must be received by the Secretary of the Company, in writing, on or before December 1, 2000, to be considered for inclusion in the Company's proxy statement relating to the next annual meeting of Stockholders.

     Annual Report. A copy of the Company's Annual Report (including financial statements and schedules, as filed with the SEC) accompanies this Proxy Statement. The Annual Report is not part of the proxy solicitation materials.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL
MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN TO THE COMPANY THE ACCOMPANYING PROXY.



                                              BY THE BOARD OF DIRECTORS


                                              William P. Ward
March 30, 2000                                Chairman of the Board